Exhibit 14.5

CHARTER OF THE

NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

XELR8 HOLDINGS, INC.

I.                                         PURPOSE

The role of the Governance and Nominating Committee (the “Committee”) is to:

•                  Identify and recommend qualified individuals to become members of the Board of Directors (the “Board”) of XELR8 Holdings, Inc. (the “Company”);

•                  Assist the Board in determining the composition of the Board and its committee membership; and

•                  Assist the Board in developing and monitoring the Company’s corporate governance guidelines.

II.                                     ORGANIZATION

A.            Membership

The Committee shall consist of at least three members, a majority of which, in the opinion of the Board, satisfies the definition of “independent” under the rules and regulations of the Securities Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission.  Membership on the Committee shall be determined annually by the Board. Unless a Chairman of the Committee is elected by the full Board, the members of the Committee may designate a Chairman of the Committee by majority vote of the full Committee membership. Should any member of the Committee cease to be independent, such member shall immediately resign his or her membership on the Committee. The Board may remove a member of the Committee at any time with or without cause. In the case of a vacancy on the Committee, the Board may appoint an independent director to fill the vacancy for the remainder of the term.

B.            Meetings

The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than once annually. Members of the Committee may attend a meeting by telephone conference. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  Except as otherwise provided by statute or this Charter, a majority of the incumbent members of the Committee shall be required to constitute a quorum for the transaction of business at any meeting, and the act of a majority of the Committee members present and voting at any meeting at which a quorum is present shall be the act of the Committee. Minutes of each meeting of the Committee shall be reduced to writing. The Committee shall report to the Board at the first Board meeting following each such Committee meeting. The Committee may also act by unanimous written consent without a meeting.  In addition, nomination matters may be discussed in executive session with the full Board during the course of the year.

III.                                 RESPONSIBILITIES

Subject to the provisions of the Company’s corporate governance guidelines that may be in effect from time to time, the Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, shall:

1.               Review and make recommendations on the range of skills and expertise that should be represented on the Board, and the eligibility criteria for individual Board and committee membership;

2.               Review and recommend to the Board the appropriate structure of the Board;

3.               Identify and recommend potential candidates for election or re-election to the Board;

4.               Implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders;

5.               Review and recommend to the Board the appropriate structure of Board committees, committee assignments and the position of chairman of each committee;

6.               Assess succession planning for senior executive management and leadership of the Company;

7.               Assist the Board in implementing a policy providing for a process for security holders to send communications to the Board;

8.               Develop and monitor a procedure for conducting Board member self-assessments on an annual basis; and

9.               Review and reassess the adequacy of this Committee and its Charter not less than annually and recommend any proposed changes to the Board for consideration and approval.

The Committee’s oversight of director nominations shall not apply in cases where the right to nominate a director legally belongs to a third party.

IV.                                AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, any search firm used to identify director candidates, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. The Committee will be provided with appropriate funding by the Company, as the Committee determines, for the payment of compensation to the Company’s outside counsel and other advisors as it deems appropriate, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.